EXHIBIT 1
                                                                       ---------


                                                                  EXECUTION COPY

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                        STANDBY CREDIT FACILITY AGREEMENT


                                  by and among


                            Z-TEL TECHNOLOGIES, INC.


                                       and


                             THE 1818 FUND III, L.P.



                   -------------------------------------------

                              Dated August 24, 2004

                   -------------------------------------------




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                                TABLE OF CONTENTS
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ARTICLE 1 DEFINITIONS..........................................................1
         1.1      DEFINITIONS..................................................1
         1.2      ADDITIONAL DEFINITIONS.......................................6
         1.3      ACCOUNTING TERMS; FINANCIAL COVENANTS........................7
         1.4      SCHEDULES....................................................7

ARTICLE 2 LOANS   8
         2.1      THE FACILITY.................................................8
         2.2      THE NOTE.....................................................8
         2.3      INITIAL LOAN.................................................8
         2.4      REQUESTS FOR ADDITIONAL LOANS................................8

ARTICLE 3 CONDITIONS TO THE OBLIGATION OF THE FUND TO FUND THE INITIAL LOAN....9
         3.1      REPRESENTATIONS AND WARRANTIES TRUE..........................9
         3.2      COMPLIANCE WITH THIS AGREEMENT...............................9
         3.3      OFFICER'S CERTIFICATE........................................9
         3.4      SECRETARY'S CERTIFICATE......................................9
         3.5      DOCUMENTS....................................................9
         3.6      PURCHASE PERMITTED BY APPLICABLE LAWS........................9
         3.7      OPINION OF GENERAL COUNSEL...................................9
         3.8      APPROVAL OF COUNSEL TO THE FUND..............................9
         3.9      CONSENTS AND APPROVALS......................................10
         3.10     NO MATERIAL ADVERSE CHANGE..................................10
         3.11     CONDUCT OF BUSINESS.........................................10
         3.12     SUBORDINATION AGREEMENT.....................................10
         3.13     NOTE; SUBSIDIARIES' GUARANTEE...............................10
         3.14     CHARTER AND BY-LAWS OF THE COMPANY..........................10
         3.15     MARKET CONDITIONS...........................................10
         3.16     NO LITIGATION...............................................10
         3.17     NO DEFAULT OR BREACH OF CONTRACTUAL OBLIGATIONS.............11
         3.18     NO DEFAULT OF SENIOR CREDITOR DOCUMENTS.....................11
         3.19     NASDAQ......................................................11
         3.20     DUE DILIGENCE...............................................11
         3.21     CAPITAL EXPENDITURES........................................11
         3.22     EBITDA IMPROVEMENTS.........................................11
         3.23     UNRESTRICTED CASH BALANCES AND ACCOUNTS RECEIVABLE..........11
         3.24     OPINION OF REGULATORY COUNSEL...............................11

ARTICLE 4 CONDITIONS TO THE OBLIGATION OF THE COMPANY TO BORROW THE
          INITIAL LOAN........................................................12
         4.1      REPRESENTATIONS AND WARRANTIES TRUE.........................12
         4.2      COMPLIANCE WITH THIS AGREEMENT..............................12


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         4.3      ISSUANCE PERMITTED BY APPLICABLE LAWS.......................12
         4.4      APPROVAL OF THE COMPANY.....................................12
         4.5      CONSENTS AND APPROVALS......................................12

ARTICLE 5 CONDITIONS TO THE OBLIGATION OF THE FUND TO MAKE ADDITIONAL LOANS...12
         5.1      REPRESENTATIONS AND WARRANTIES TRUE.........................12
         5.2      NO DEFAULT..................................................13
         5.3      CHARTER AND BY LAWS OF THE COMPANY..........................13
         5.4      OFFICER'S CERTIFICATE.......................................13
         5.5      NO MATERIAL ADVERSE CHANGE..................................13
         5.6      MARKET CONDITIONS...........................................13

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................14
         6.1      CORPORATE EXISTENCE AND POWER...............................14
         6.2      CORPORATE AUTHORIZATION; NO CONTRAVENTION...................14
         6.3      GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS............14
         6.4      BINDING EFFECT..............................................15
         6.5      NO LEGAL BAR................................................15
         6.6      LITIGATION..................................................15
         6.7      NO DEFAULT OR BREACH........................................15
         6.8      TITLE TO PROPERTIES.........................................16
         6.9      TAXES.......................................................16
         6.10     FINANCIAL CONDITION.........................................16
         6.11     NO MATERIAL ADVERSE CHANGE..................................16
         6.12     COMMISSION DOCUMENTS........................................16
         6.13     ENVIRONMENTAL MATTERS.......................................17
         6.14     INVESTMENT COMPANY..........................................17
         6.15     SUBSIDIARIES................................................17
         6.16     [INTENTIONALLY OMITTED......................................17
         6.17     SOLVENCY....................................................17
         6.18     PRIVATE OFFERING............................................17
         6.19     BROKER'S, FINDER'S OR SIMILAR FEES..........................17
         6.20     FULL DISCLOSURE.............................................18
         6.21     REGULATORY COMPLIANCE.......................................18
         6.22     [INTENTIONALLY OMITTED......................................19
         6.23     [INTENTIONALLY OMITTED......................................19
         6.24     TRADE RELATIONS.............................................19
         6.25     MATERIAL CONTRACTS..........................................19
         6.26     BUSINESS MODEL AND CASH FLOW FORECAST.......................19
         6.27     NO UNDISCLOSED FINANCIAL LIABILITIES........................20
         6.28     INTELLECTUAL PROPERTY.......................................20
         6.29     ERISA.......................................................21


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         6.30     LABOR RELATIONS.............................................21
         6.31     USURY LAWS..................................................22
         6.32     EBITDA IMPROVEMENTS.........................................22
         6.33     ADDITIONAL EBITDA IMPROVEMENTS..............................22
         6.34     OUTSTANDING BORROWINGS......................................22

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF THE FUND..........................22
         7.1      EXISTENCE AND POWER.........................................22
         7.2      AUTHORIZATION; NO CONTRAVENTION.............................23
         7.3      BINDING EFFECT..............................................23
         7.4      NO LEGAL BAR................................................23
         7.5      PURCHASE FOR OWN ACCOUNT....................................23
         7.6      BROKER'S, FINDER'S OR SIMILAR FEES..........................24
         7.7      INVESTMENT KNOWLEDGE........................................24

ARTICLE 8 INDEMNIFICATION.....................................................24
         8.1      INDEMNIFICATION BY THE COMPANY..............................24
         8.2      NOTIFICATION................................................25

ARTICLE 9 AFFIRMATIVE COVENANTS...............................................26
         9.1      ADDITIONAL PARTIES TO SUBSIDIARIES' GUARANTEES..............26

ARTICLE 10 MISCELLANEOUS......................................................26
         10.1     SURVIVAL OF PROVISIONS......................................26
         10.2     NOTICES.....................................................26
         10.3     CONFIDENTIALITY.............................................27
         10.4     SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES........27
         10.5     AMENDMENT AND WAIVER........................................28
         10.6     COUNTERPARTS................................................28
         10.7     HEADINGS....................................................28
         10.8     DETERMINATIONS..............................................28
         10.9     GOVERNING LAW...............................................28
         10.10    JURISDICTION................................................28
         10.11    WAIVER OF JURY TRIAL........................................29
         10.12    SEVERABILITY................................................29
         10.13    RULES OF CONSTRUCTION.......................................29
         10.14    REMEDIES....................................................29
         10.15    ENTIRE AGREEMENT............................................29
         10.16    ATTORNEYS' FEES.............................................29
         10.17    PUBLICITY...................................................29
         10.18    EXPENSES....................................................30
         10.19    NO STRICT CONSTRUCTION......................................30


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EXHIBITS

Exhibit A             Form of Note
Exhibit B             Form of Subordination Agreement
Exhibit C             Form of Subsidiaries' Guarantee



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

                        STANDBY CREDIT FACILITY AGREEMENT


         STANDBY CREDIT FACILITY AGREEMENT (this "AGREEMENT"), dated August 24, 2004, by and among Z-Tel Technologies, Inc., a corporation organized under the laws of Delaware (the "COMPANY"), and The 1818 Fund III, L.P., a Delaware limited partnership (the "FUND").

         WHEREAS, the Company wishes to obtain funds to provide for general corporate purposes and to pay for capital expenditures (and capitalized salaries relating thereto) relating substantially to the establishment of the Company's planned network; and

         WHEREAS, the Fund is willing, on the terms and subject to the conditions set forth herein and in the Note (defined below), to make loans to the Company from time to time in an aggregate principal amount not to exceed $15,000,000 (the "MAXIMUM LOAN AMOUNT").

         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

         1.1 DEFINITIONS. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

                  "ADDITIONAL LOAN DATE" means, with respect to each Additional Loan, the date on which such Additional Loan is made.

                  "AFFILIATE" has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act; PROVIDED, that for purposes of this Agreement the Fund shall not be deemed an Affiliate of the Company.

                  "BORROWING REQUEST" means an irrevocable request by the Company for an Additional Loan in accordance with Section 2.4 and in a form reasonably acceptable to both parties.

                  "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York, New York are authorized or required by law or executive order to close.

                  "CERTIFICATE OF INCORPORATION" means the Certificate of Incorporation of the Company together with all amendments and restatements thereof.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

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                                                                               2


                  "COMMISSION" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

                  "COMMISSION DOCUMENTS" means all registration statements, proxy statements, reports and other documents (and all amendments thereto), required to be filed by the Company since October 19, 1999 under the Securities Act or the Exchange Act.

                  "COMMON STOCK" means the common stock, par value $.01 per share, and each other class of capital stock of the Company into which such stock is reclassified or reconstituted.

                  "COMMUNICATIONS ACT" means the Communications Act of 1934, as amended by the Telecommunications Act of 1996, as amended.

                  "COMMUNICATIONS LICENSES" means all licenses, waivers, consents, permits or other authorizations issued or granted by the FCC or any other state or local public utilities commission to the Company or any of its Subsidiaries in connection with ownership and operation of the services provided by the Company and its Subsidiaries.

                  "CONDITION OF THE COMPANY" means the assets, business, properties, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole.

                  "CONTINGENT OBLIGATION" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guarantee, letter of credit or other obligation (the "PRIMARY OBLIGATION") of another Person (the "PRIMARY OBLIGOR"), including, without limitation, any obligation of such first-mentioned Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or
(d) otherwise to assure or hold harmless the beneficiary of any such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

                  "CONTRACTUAL OBLIGATIONS" means as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

                  "COPYRIGHTS" means any foreign or United States copyright registrations and applications for registration thereof, and any non-registered copyrights.

                  "CREDIT PERIOD" means the period from the Initial Closing Date and ending on March 31, 2005.

                  "ENVIRONMENTAL LAWS" means any applicable federal, state, territorial, provincial or local law, common law doctrine, rule, order, decree, judgment, injunction, license, permit or regulation in effect as of the Initial Closing Date, relating to environmental matters, including those pertaining to air, soil, surface water, ground water (including the protection, cleanup, removal, remediation or damage thereof), or any other environmental matter, together with any other laws (federal, state, territorial, provincial or local) relating to emissions, discharges, releases or threatened releases of any contaminant including, without limitation, medical, biological, biohazardous or radioactive waste and materials, into ambient air, land, surface water, groundwater, personal property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, discharge or handling of any contaminant, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.ss. 9601 ET SEQ.), the Hazardous Material Transportation Act (49 U.S.C.ss. 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C.ss. 6901 ET SEQ.), the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 ET SEQ.), the Clean Air Act (42 U.S.C.ss. 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C.ss. 2601 ET SEQ.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C.ss. 136 ET SEQ.), and the Oil Pollution Act of 1990 (33 U.S.C.ss. 2701 ET SEQ.).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "EVENT OF DEFAULT" has the meaning ascribed to such term in the Note.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

                  "FCC" means the Federal Communications Commission.

                  "FCC RULES" means the current rules, regulations and policies of the FCC.

                  "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

                  "GOVERNMENTAL AUTHORITY" means the government of any nation, state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                  "HOLDER" with respect to the Note means the Fund and any subsequent direct or indirect transferee of the Note.

                  "INDEBTEDNESS" means as to any Person, without duplication,
(a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations evidenced by notes, bonds, debentures or similar instruments,
(c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable and accrued liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps and similar agreements under which payments are obligated to be made, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (f)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, (h) all obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker's acceptance or similar instrument, (i) all capital stock issued by such Person subject to mandatory redemption that is not contingent upon future events or circumstances, and (j) any Contingent Obligation.

                  "INTERNET ASSETS" means any Internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

                  "KNOWLEDGE" means what any senior executive of the Company or any of the Company's Subsidiaries officers should have known after making due inquiry. References to the Knowledge of the Company include the Knowledge of all of the Company's Subsidiaries.

                  "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, claim, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capitalized lease obligation, or any financing lease having substantially the same economic effect as any of the foregoing).

                  "LOANS" means the Initial Loan and any Additional Loans, collectively.

                  "NASDAQ" means the National Market System of the Nasdaq Stock Market.

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                                                                               5


                  "NOTE" means the Senior Unsecured Promissory Note of the Company in favor of the Fund in the form attached as EXHIBIT A.

                  "NYSE" means the New York Stock Exchange, Inc.

                  "ORDERS" means any judgment, injunction, writ, award, decree or order of any nature of any Governmental Authority against, or binding upon, the Company.

                  "PATENTS" means any foreign or United States patents and patent applications, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

                  "PERSON" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

                  "REQUIREMENTS OF LAW" means as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or Order of a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

                  "SENIOR CREDITOR DOCUMENTS" has the meaning set forth in the Subordination Agreement.

                  "SENIOR INDEBTEDNESS" means any and all Indebtedness of the Company and its Subsidiaries to the Senior Lender pursuant to the Senior Credit Documents.

                  "SENIOR LENDER" means Textron Financial Corporation, as the lender under the Senior Loan Agreement.

                  "SENIOR LOAN AGREEMENT" means the Loan and Security Agreement, dated April 22, 2004, among the Company, the Senior Lender and the other signatories thereto.

                  "SOFTWARE" means any computer software programs, source code, object code, data and documentation.

                  "SOLVENT" means, with respect to any Person, that the fair saleable value on a going concern basis of the assets and property of such Person is, on the date of determination, greater than the total amount of liabilities (including Contingent Obligations) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature. In computing the amount of Contingent Obligations at any time, such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that is probable to become an actual or matured liability.

                  "SUBORDINATION AGREEMENT" means the Subordination Agreement in the form attached hereto as EXHIBIT B.

                  "SUBSIDIARIES' GUARANTEE" means the guarantee in the form attached hereto as EXHIBIT C by each Subsidiary of the Company of the Indebtedness of the Company under the Note.

                  "SUBSIDIARY" means, with respect to any Person, another Person of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such first-mentioned Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

                  "TAXES" means all federal, state, county, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, property taxes and import duties, whether or not measured in whole or in part by net income.

                  "TRADEMARKS" means any foreign or United States trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

                  "TRADE SECRETS" means any trade secrets, whether in the form of research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), or invention disclosures and improvements thereto.

                  "TRANSACTION DOCUMENTS" means the Note, the Subordination Agreement and the Subsidiaries' Guarantee.

         1.2 ADDITIONAL DEFINITIONS. The following terms are defined in the section of this Agreement set forth opposite such term:

              Term                                                 Section
              ----                                                 -------
         Additional EBITDA Enhancement Measures                     6.33
         Additional Loan                                            2.4
         Audited Financials                                         6.10
         Business Model                                             6.26
         Company                                                    Preamble
         Company Disclosure Letter                                  1.4
         DGCL                                                       6.22
         EBITDA Enhancement Measures                                6.32
         Facility                                                   2.1

              Term                                                 Section
              ----                                                 -------
         Forecast                                                   6.26
         Fund                                                       Preamble
         Indemnified Party                                          8.1
         Initial Closing                                            2.3
         Initial Closing Date                                       2.3
         Initial Loan                                               2.3
         Intellectual Property                                      6.28
         Interim Financials                                         6.10
         Liabilities                                                8.1
         Material Contracts                                         6.25
         Note                                                       2.3
         PWRW&G                                                     2.2

         1.3 ACCOUNTING TERMS; FINANCIAL COVENANTS. All accounting terms used herein not expressly defined in this Agreement shall have the respective meanings given to them in accordance with sound accounting practice. The term "sound accounting practice" shall mean such accounting practice as, in the opinion of the independent accountants regularly retained by the Company, conforms at the time to GAAP applied on a consistent basis except for changes with which such accountants concur. If any changes in accounting principles are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to reflect fairly and equitably such changes, with the desired result that the criteria for evaluating the Company's financial condition and results of operations shall be the same after such changes as if such changes had not been made.

         1.4 SCHEDULES. The Company has delivered to the Fund a disclosure letter relating to this Agreement dated as of the date hereof (the "COMPANY DISCLOSURE LETTER"). Each reference to a "Schedule" in this Agreement shall mean a schedule to the Company Disclosure Letter, unless the context of any such reference requires a different meaning. The Schedules contained in the Company Disclosure Letter are intended only to qualify the representations and warranties of the Company contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representation or warranties. All information disclosed in the Company Disclosure Letter in connection with any Section of this Agreement shall be deemed disclosed under and incorporated into any other Section of this Agreement to which it is expressly cross-referenced or to the extent a matter in such Section is disclosed in such a way as to make its relevance to the information called for by such other representation, warranty or covenant reasonably apparent.

                                   ARTICLE 2

                                      LOANS

         2.1 THE FACILITY. Subject to the terms and conditions set forth herein, the Fund agrees (a) to make the Initial Loan to the Company and (b) to permit the Company to request Additional Loans from time to time during the Credit Period up to an aggregate principal amount (inclusive of the Initial
Loan) not to exceed the Maximum Loan Amount (collectively, the "FACILITY"). The proceeds of all Loans shall be used by the Company for the purpose set forth in
Section 4 of the Note. The Facility shall be available commencing on the Initial Closing Date and ending on the last day of the Credit Period. All Loans shall mature on the Maturity Date (as defined in the Note).

         2.2 THE NOTE. All Loans shall be subject to the terms and conditions of the Note and this Agreement and shall bear interest at the per annum rates set forth in the Note.

         2.3 INITIAL LOAN. The closing of the Initial Loan (the "INITIAL CLOSING") shall be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP ("PWRW&G") at 10:00 a.m., New York City time, on the date (the "INITIAL CLOSING DATE") on which all of the conditions to the Initial Closing set forth in Articles 3 and 4 are satisfied or waived, or as otherwise agreed in writing pursuant to Section 10.5 by the Company and the Fund. At the Initial Closing, the Company shall, against delivery by the Fund of $5,000,000 (the "INITIAL LOAN") in United States dollars by wire transfer of immediately available funds, execute, issue and deliver to the Fund the Senior Unsecured Promissory Note in the form attached hereto as EXHIBIT A (as appropriately completed in conformity herewith, the "NOTE"). The Note shall be registered in the name of the Fund and delivered free and clear of any Lien with all appropriate issue stamps, if any, affixed at the expense of the Company.

         2.4 REQUESTS FOR ADDITIONAL LOANS. During the Credit Period and after the Initial Loan, the Company may request that the Fund make additional Loans to the Company in an aggregate principal amount (inclusive of the Initial
Loan) not to exceed the Maximum Loan Amount (each such additional Loan, an "ADDITIONAL LOAN"). To request an Additional Loan, the Company shall deliver to the Fund a written Borrowing Request signed by an authorized officer of the Company, which Borrowing Request shall set forth (a) the aggregate principal amount of the requested Additional Loan and (b) the date on which the Company requests that such Additional Loan be funded, which date shall be a Business Day at least ten (10) Business Days from the date of such Borrowing Request. Upon receipt of any such Borrowing Request from the Company, the Fund shall, within a reasonable time period from its receipt thereof, send a notice to the Company setting forth the amount of any Additional Loan that the Fund will agree to make (if any) and the date on which the Fund agrees to make any such Additional Loan (if at all); PROVIDED, HOWEVER, the Fund's obligation to make any such Additional Loan described in any such notice by the Fund shall be subject to the satisfaction or waiver of the conditions set forth in Article 5.

                                   ARTICLE 3

                          CONDITIONS TO THE OBLIGATION
                      OF THE FUND TO FUND THE INITIAL LOAN

         The obligation of the Fund to fund the Initial Loan at the Initial Closing and to perform any obligations hereunder shall be subject to the satisfaction or waiver of the following conditions on or before the Initial Closing Date (except as otherwise set forth below):

         3.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Company contained in Article 6 hereof shall be true and correct in all material respects at and as of the Initial Closing Date as if made at and as of such date; PROVIDED, that any representation and warranty qualified in any respect by materiality shall be true and correct at and as of the Initial Closing Date as if made at and as of such date.

         3.2 COMPLIANCE WITH THIS AGREEMENT. The Company shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Company on or before the Initial Closing Date.

         3.3 OFFICER'S CERTIFICATE. The Fund shall have received a certificate, dated the Initial Closing Date and signed by the President or the Chief Financial Officer of the Company, certifying that the conditions set forth in Sections 3.1 and 3.2 hereof have been satisfied on and as of the Initial Closing Date.

         3.4 SECRETARY'S CERTIFICATE. The Fund shall have received a certificate, dated the Initial Closing Date, and signed by the Secretary or an Assistant Secretary of the Company, certifying the truth and correctness of (a) the attached copies of the Certificate of Incorporation and By-laws of the Company and (b) the resolutions of the Board of Directors of the Company approving this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

         3.5 DOCUMENTS. The Fund shall have received copies of such documents as they reasonably may request in connection with the funding of the Initial Loan and the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Fund.

         3.6 PURCHASE PERMITTED BY APPLICABLE LAWS. The acquisition of the Note and the consummation of the transactions contemplated hereby (a) except as set forth on Schedule 6.3, shall not be prohibited by any applicable law or governmental regulation and (b) shall not subject the Fund to any penalty or, in its reasonable judgment, other onerous condition under or pursuant to any applicable law or governmental regulation.

         3.7 OPINION OF GENERAL COUNSEL. The Fund shall have received the opinion of the General Counsel of the Company, dated as of the Initial Closing Date, in a form satisfactory to the Fund.

         3.8 APPROVAL OF COUNSEL TO THE FUND. All actions and proceedings hereunder and all documents required to be delivered by the Company hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been reasonably acceptable to PWRW&G, counsel to the Fund, as to their form and substance.

         3.9 CONSENTS AND APPROVALS. Except as set forth on SCHEDULE 6.3, all consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons necessary or required in connection with the execution, delivery or performance by the Company or enforcement against the Company of this Agreement and the Transaction Documents shall have been obtained and be in full force and effect, and the Fund shall have been furnished with appropriate evidence thereof.

         3.10 NO MATERIAL ADVERSE CHANGE. Since March 31, 2004, there shall have been no material adverse change, nor shall any such change be threatened, in the Condition of the Company since that date (except as set forth in the Company's Disclosure Letter or the Commission Documents).

         3.11 CONDUCT OF BUSINESS. The Company shall have conducted its business in the ordinary course from March 31, 2004 through the Initial Closing Date, and no transaction not in the ordinary course of business shall have occurred without the Fund's consent.

         3.12 SUBORDINATION AGREEMENT. The Company and the other signatories thereto shall have duly executed and delivered to the Fund the Subordination Agreement.

         3.13 NOTE; SUBSIDIARIES' GUARANTEE. The Company shall have executed and delivered to the Fund the Note. Each of the Company's Subsidiaries shall have executed and delivered to the Fund the Subsidiaries' Guarantee.

         3.14 CHARTER AND BY-LAWS OF THE COMPANY. No amendments to the Certificate of Incorporation or Bylaws of the Company as in effect on the date of this Agreement shall have been effected.

         3.15 MARKET CONDITIONS. (a) Trading in the Common Stock shall not have been suspended by the Commission or by the NASDAQ for a material portion of a trading day, (b) trading in securities generally on the NYSE or NASDAQ shall not have been suspended or limited or minimum or maximum prices shall not have been generally established on such exchange, or additional material governmental restrictions, not in force on the date of this Agreement, shall not have been imposed upon trading in securities generally by such exchange or by order of the Commission or any court or other Governmental Authority, (c) a general banking moratorium shall not have been declared by either Federal or New York State authorities and (d) any material adverse change in the financial or securities markets in the United States or in political, financial or economic conditions in the United States or any outbreak or material escalation of hostilities or declaration by the United States of a national emergency or war or other calamity or crisis shall not have occurred.

         3.16 NO LITIGATION. Except as disclosed in the Commission Documents, no action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration or before any Governmental Authority against the Company or any of its Subsidiaries which would, if adversely determined (a) have a material adverse effect on the

Condition of the Company or (b) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or any of the Transaction Documents.

         3.17 NO DEFAULT OR BREACH OF CONTRACTUAL OBLIGATIONS. Neither the Company nor any of its Subsidiaries shall be or have been in default under or with respect to any Contractual Obligation (other than the Senior Creditor Documents) in any respect, which, individually or together with all such defaults, would be materially adverse to the Condition of the Company or which could materially adversely affect the ability of the Company to perform its obligations under this Agreement or any of the Transaction Documents.

         3.18 NO DEFAULT OF SENIOR CREDITOR DOCUMENTS. Neither the Company nor any of its Subsidiaries (i) shall be or have been in default under or with respect to any of the Transaction Documents or the Senior Creditor Documents to which they are a party, which default is continuing, and (ii) will be, after giving effect to the transactions contemplated hereby, in default under any of the Transaction Documents or the Senior Creditor Documents.

         3.19 NASDAQ. As of the Initial Closing Date, the Company shall reasonably believe and the Fund shall have no reasonable basis for disbelief, that the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not result in any action by NASDAQ against the Company.

         3.20 DUE DILIGENCE. Satisfactory completion by the Fund, in its sole judgment and discretion, of its due diligence investigation of the Company, including, without limitation, detailed review of the proposed use of proceeds, near-term and long-range business forecasts, historical and prospective working capital requirements, budget spending levels and capital spending requirements.

         3.21 CAPITAL EXPENDITURES. The Fund shall have approved, in its sole judgment and discretion, the Capital Expenditures (as defined in the Note) for the fiscal quarter ending on September 30, 2004 as set forth on SCHEDULE 3.21.

         3.22 EBITDA IMPROVEMENTS. The Fund shall be satisfied, in its sole judgment and discretion, that the Company has taken all actions necessary to accomplish the EBITDA Enhancement Measures and the Additional EBITDA Enhancement Measures.

         3.23 UNRESTRICTED CASH BALANCES AND ACCOUNTS RECEIVABLE. The Fund shall be satisfied, in its sole judgment and discretion, that the unrestricted cash balances of the Company will not decline below an average daily balance of $5,000,000 during the period beginning on the Initial Closing Date and ending on December 31, 2005 and that the Company's accounts payable, measured on a dollar-weighted basis, will not, during such period, have an average life exceeding ninety (90) days.

         3.24 OPINION OF REGULATORY COUNSEL. The Fund shall have received the opinion of Kelley Drye & Warren, regulatory counsel to the Company, dated as of the Initial Closing Date, in a form reasonably acceptable to the Fund.

                                   ARTICLE 4

                          CONDITIONS TO THE OBLIGATION
                    OF THE COMPANY TO BORROW THE INITIAL LOAN

         The obligations of the Company to borrow the Initial Loan and to execute, issue and deliver the Note, and shall be subject to the satisfaction or waiver of the following conditions on or before the Initial Closing Date:

         4.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Fund contained in Article 7 hereof shall be true and correct in all material respects at and as of the Initial Closing Date as if made at and as of such date.

         4.2 COMPLIANCE WITH THIS AGREEMENT. The Fund shall have performed and complied with all of their agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Fund on or before the Initial Closing Date.

         4.3 ISSUANCE PERMITTED BY APPLICABLE LAWS. The issuance of the Note and the consummation of the transactions contemplated hereby and thereby by the Company (a) shall not be prohibited by any applicable law or governmental regulation and (b) shall not subject the Company to any penalty or, in its reasonable judgment, other onerous condition under or pursuant to any applicable law or governmental regulation.

         4.4 APPROVAL OF THE COMPANY. All actions and proceedings hereunder and all documents required to be delivered by the Fund hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been reasonably acceptable to the General Counsel of the Company, as to their form and substance.

         4.5 CONSENTS AND APPROVALS. Except as set forth on SCHEDULE 6.3, all consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons necessary or required in connection with the execution, delivery or performance by the Fund or enforcement against the Fund of this Agreement shall have been obtained and be in full force and effect, and the Company shall have been furnished with appropriate evidence thereof.

                                   ARTICLE 5

                    CONDITIONS TO THE OBLIGATION OF THE FUND
                            TO MAKE ADDITIONAL LOANS

         The obligation of the Fund to make any Additional Loan of which the Fund has notified the Company of the Fund's willingness to make pursuant to
Section 2.4 shall be subject to the satisfaction or waiver of the following conditions:

         5.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Company contained in Article 6 hereof shall be true and correct in all material respects at and as of the Additional Loan Date as if made at and as of such date (unless representations and warranties relate to matters as of a particular date, in which case such representations and warranties shall be true in all material respects as of such date); PROVIDED, that any representation and warranty qualified in any respect by materiality shall be true and correct at and as of the Additional Loan Date (or such particular date) as if made at and as of such date.

         5.2 NO DEFAULT. An Event of Default or an "event of default" as defined in the Senior Loan Agreement or an event with notice or the lapse of time would be an Event of Default or "event of default" under the Senior Loan Agreement shall not have occurred and be continuing and shall not occur as a result of the Additional Loan.

         5.3 CHARTER AND BY LAWS OF THE COMPANY. No amendments to the Certificate of Incorporation or Bylaws of the Company as in effect on the date of this Agreement shall have been effected, except amendments to the Certificate of Incorporation relating to a conversion or exchange of all or a substantial portion of the Company's outstanding preferred stock or a change in the Company's name.

         5.4 OFFICER'S CERTIFICATE. The Fund shall have received a certificate, dated the Additional Loan Date and signed by the President or the Chief Financial Officer of the Company, certifying that the conditions set forth in Sections 5.1 through 5.3 hereof have been satisfied on and as of the Additional Loan Date.

         5.5 NO MATERIAL ADVERSE CHANGE. In the sole judgment and discretion of the Fund, there shall have been no material adverse change, nor shall any such change be threatened, in the Condition of the Company since the Initial Closing Date.

         5.6 MARKET CONDITIONS. (a) Trading in the Common Stock shall not have been suspended by the Commission or by the NASDAQ for a material portion of a trading day, (b) trading in securities generally on the NYSE or NASDAQ shall not have been suspended or limited or minimum or maximum prices shall not have been generally established on such exchange, or additional material governmental restrictions, not in force on the date of this Agreement, shall not have been imposed upon trading in securities generally by such exchange or by order of the Commission or any court or other Governmental Authority, (c) a general banking moratorium shall not have been declared by either Federal or New York State authorities and (d) any material adverse change in the financial or securities markets in the United States or in political, financial or economic conditions in the United States or any outbreak or material escalation of hostilities or declaration by the United States of a national emergency or war or other calamity or crisis shall not have occurred.

                                   ARTICLE 6

                               REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Fund as follows:

         6.1      CORPORATE EXISTENCE AND POWER. The Company and each of its
Subsidiaries:

                  (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

                  (b) has (i) full corporate (or other organizational) power and authority and (ii) all governmental licenses, authorizations, consents and approvals to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged;

                  (c) is duly qualified as a foreign person, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification; and

                  (d) is in compliance with all Requirements of Law; except, in the case of (b)(ii), (c) or (d) of this Section 6.1, to the extent that the failure to so comply would not have a material adverse effect on the Condition of the Company.

         6.2 CORPORATE AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Note:

                  (a) are within the Company's corporate power and authority and have been duly authorized by all necessary corporate action; and

                  (b) will not violate, conflict with or result in any breach or contravention of or the creation of any Lien under, any Material Contract of the Company or any of its Subsidiaries or any order or decree directly relating to the Company or any of its Subsidiaries.

         6.3 GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS. Except as set forth on SCHEDULE 6.3, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person, is necessary or required in connection with the execution, delivery or performance by the Company or enforcement against the Company of this Agreement and the Transaction Documents or the transactions contemplated hereby or thereby.

         6.4 BINDING EFFECT. This Agreement and each of the Transaction Documents to which the Company is a party have been duly executed and delivered by the Company. This Agreement and each of the Transaction Documents constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or similar laws affecting creditors' rights generally from time to time in effect and general equitable principles, and except that any rights to indemnification set forth in this Agreement and the Fund Registration Rights Agreement may be limited by federal and state securities laws and public policy considerations.

         6.5 NO LEGAL BAR. Except as set forth on SCHEDULE 6.3, neither the execution, delivery nor performance of this Agreement or any Transaction Document will violate any Requirement of Law.

         6.6      LITIGATION.

                  (a) Except as set forth on SCHEDULE 6.6, there are no actions, suits, proceedings, claims or disputes pending, or to the Knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company or any of its Subsidiaries:

                           (i)      with respect to this Agreement, any
Transaction Document or any of the transactions contemplated hereby or thereby;
or

                           (ii)     which would, if adversely determined, (A)
have a material adverse effect on the Condition of the Company or (B) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or any Transaction Document.

                  (b) No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any arbitrator or arbitral panel or any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of this Agreement or any Transaction Document.

         6.7      NO DEFAULT OR BREACH.

                  (a) No event has occurred and is continuing which constitutes a default under or breach of any of the provisions of Section 9 of the Note. No event which constitutes a default under or breach of any of the provisions of Section 9 of the Note is likely to result from the incurring of obligations by the Company under this Agreement or the Transaction Documents or from the issuance of the Note. Neither the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect, which, individually or together with all such defaults, would have a material adverse effect on the Condition of the Company or on the ability of the Company to perform its obligations under this Agreement or the Transaction Documents.

                  (b) The Company has delivered true, correct and complete copies of all of the Senior Creditor Documents. The Senior Creditor Documents are in full force and effect and binding upon the parties thereto in accordance with its terms. The Company and its Subsidiaries are not, and, to the Knowledge of the Company, the Senior Lender, is not, in default under, and no condition exists that with notice or lapse of time, or both, would constitute a default under, the Senior Creditor Documents. Neither the Company nor any of its Subsidiaries has any Knowledge of any threatened cancellation or termination of the Senior Creditor Documents or the acceleration of the Senior Indebtedness.

         6.8 TITLE TO PROPERTIES. The Company and each of its Subsidiaries have good and defensible title to, or hold leases in full force and effect in all their real property, except for such defects in title as could not, individually or in the aggregate, have a material adverse effect on the Condition of the Company or the ability of the Company to perform its obligations under this Agreement or the Transaction Documents.

         6.9 TAXES. The Company and its Subsidiaries have filed or caused to be filed, or have properly filed extensions for, all income tax returns which are required to be filed and have paid or caused to be paid all taxes as shown on said returns and on all assessments received by it to the extent that such taxes have become due, except taxes the validity or amount of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside. The Company and its Subsidiaries have paid or caused to be paid, or have established reserves that the Company reasonably believes to be adequate for all income tax liabilities applicable to the Company and its Subsidiaries for all fiscal years which have not been examined and reported on by the taxing authorities (or closed by applicable statutes).

         6.10 FINANCIAL CONDITION. The Company heretofore has delivered to the Fund true and correct copies of audited consolidated financial statements of the Company and its Subsidiaries dated as of the last day of its most recently ended fiscal year (the "AUDITED FINANCIALS") and the unaudited consolidated financial statements of the Company and its Subsidiaries dated as of each fiscal quarter ended after such fiscal year (the "INTERIM FINANCIALS"). The Audited Financials and the Interim Financials have been prepared in accordance with GAAP applied consistently and present fairly in all material respects the consolidated financial condition of the Company as of the dates thereof and the consolidated results of operations of the Company for the period, or portion thereof, then ended (except in the case of the Interim Financials, for normal year-end adjustments and the absence of footnotes).

         6.11 NO MATERIAL ADVERSE CHANGE. Since March 31, 2004, there has not been any material adverse change, nor to the Knowledge of the Company is any such change threatened, in the Condition of the Company, except as set forth in the Company Disclosure Letter or the Commission Documents filed on or prior to the date hereof.

         6.12 COMMISSION DOCUMENTS. The Company has filed all registration statements, proxy statements, reports and other documents required to be filed by it under the Securities Act or the Exchange Act, and all amendments thereto. The Company has furnished or made available to the Fund copies of all Commission Documents, each as filed with the Commission. Each Commission Document, as amended, when filed with the Commission or as so amended was true and accurate in all material respects and in compliance in all material respects with the requirements of its respective report form.

         6.13 ENVIRONMENTAL MATTERS. The Company is in compliance with all applicable Environmental Laws except as would not have a material adverse effect on the Condition of the Company. There is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the Knowledge of the Company, threatened against the Company pursuant to Environmental Laws except as would not have a material adverse effect on the Condition of the Company; and, to the Knowledge of the Company, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which could reasonably be expected to prevent compliance with, or which have given rise to or will give rise to liability under, Environmental Laws except as would have not have a material adverse effect on the Condition of the Company.

         6.14 INVESTMENT COMPANY. Neither the Company nor any Person controlling the Company is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         6.15 SUBSIDIARIES. As of the Initial Closing Date, SCHEDULE 6.15 sets forth a complete and accurate list of all of the Subsidiaries of the Company together with their respective jurisdictions of incorporation or organization. Each such Subsidiary is directly or indirectly wholly owned by the Company.

         6.16     [Intentionally omitted.]

         6.17 SOLVENCY. On and as of the Initial Closing Date and each Additional Loan Date, after giving effect to the transactions contemplated in this Agreement, the Company will be Solvent.

         6.18 PRIVATE OFFERING. No form of general solicitation or general advertising was used by the Company or, to its Knowledge, its representatives in connection with the offer or issuance of the Note. Assuming the truth and accuracy of the Fund's representation in Section 7.5, no registration of the Note pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws will be required by the issuance of the Note pursuant to this Agreement. The Company agrees that neither it, nor anyone acting on its behalf, will offer or sell any security so as to require the registration of the Note pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, unless the Note is so registered.

         6.19 BROKER'S, FINDER'S OR SIMILAR FEES. There are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries, or any action taken by any such entity.

         6.20     FULL DISCLOSURE.

                  (a) No statement by the Company contained in (i) this Agreement, (ii) any certificates delivered to the Fund in connection with the issuance of the Note, (iii) any certificate required to be delivered by the Company or its officers pursuant to this Agreement or the Note or (iv) any Borrowing Request delivered by the Company in connection with any Additional Loan contains (or will contain) an untrue statement of a material fact or omits (or will omit) to state a material fact required to be stated therein or necessary to make the statements made, in the light of the circumstances in which made, not materially false or misleading.

                  (b) There is no fact that the Company has not disclosed to the Fund in writing or has not disclosed in the Commission Documents filed on or before the date hereof, which materially adversely affects, or insofar as the Company can reasonably foresee, could materially adversely affect, the Condition of the Company or the ability of the Company to perform its obligations under this Agreement or the Transaction Documents.

         6.21     REGULATORY COMPLIANCE.

                  (a) The Company and its Subsidiaries hold all Communications Licenses required under the Communications Act, the FCC Rules or other state or local laws or rules to own and operate their properties and to carry on the business of the Company and its Subsidiaries as now conducted, except as would not have a material adverse effect on the Condition of the Company.

                  (b) Set forth on SCHEDULE 6.21 is a complete list, as of the Initial Closing Date, of all Communications Licenses of the Company and its Subsidiaries relating to or used in connection with the business of the Company and its Subsidiaries, including which legal entity holds such License and, if such legal entity is neither the Company nor any of its Subsidiaries, a summary of the terms under which the Company and its Subsidiaries is permitted to engage in the business relating to such License. Such list correctly sets forth the expiration date, if any, of each such Communications License. Each such Communications License is in full force and effect, and is not subject to any special conditions outside the ordinary course. The Company and its Subsidiaries have taken all actions and performed all of their obligations that are necessary to maintain such Communications Licenses without adverse modification or impairment.

                  (c) Except as set forth on SCHEDULE 6.21, the Company and its Subsidiaries are not parties to, nor to the Knowledge of the Company is there threatened in writing, any formal investigation, notice of apparent liability, violation, forfeiture or other notice, order or formal complaint issued by or before any court or regulatory body (other than non-material, ordinary course of business customer complaints), including the FCC, that could in any manner threaten or adversely affect the validity or continued effectiveness of the Communications Licenses of the Company and its Subsidiaries. Since March 31, 2004, the Company and each Subsidiary has filed in a substantially timely manner all material reports, applications, documents, instruments and information required to be filed by it pursuant to the Communications Act, the FCC Rules or other state or local laws or rules related to Communications Licenses. All such filings are accurate and complete in all material respects.

                  (d) The Company and its Subsidiaries are in compliance with the Communications Licenses, the Communications Act, the FCC Rules or other state or local laws or rules, except as would not have a material adverse effect on the Condition of the Company.

                  (e) The Company has no Knowledge of any facts, and the Company and the Subsidiaries have received no formal written notice, indicating that the Company and the Subsidiaries, in their ownership and operation of the business of the Company and the Subsidiaries, are not in compliance with all requirements of (i) applicable FCC Rules or the Communications Act, or (ii) similar state and local statutes, regulations and ordinances, except as would not have a material adverse effect on the Condition of the Company.

                  (f) No consent, waiver or other action of, or filing or notification to, the FCC is required for the consummation of the transactions contemplated hereby.

         6.22     [Intentionally omitted.]

         6.23     [Intentionally omitted.]

         6.24 TRADE RELATIONS. There exists (a) to the Knowledge of the Company, no actual or (b) so far as the Company is aware, no threatened, material change in the business relationship of the Company and its Subsidiaries taken as a whole with any customer or any group of customers, or with any supplier, which would have a material adverse effect on the business of the Company and its Subsidiaries, taken as a whole.

         6.25 MATERIAL CONTRACTS. Except as disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 or in the Commission Documents filed subsequent thereto, but prior to the date hereof, all contracts, agreements and commitments of the Company and its Subsidiaries required to be filed with the Commission Documents ("MATERIAL CONTRACTS") are in full force and effect and binding upon the parties thereto in accordance with their terms, except as (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or similar laws affecting creditors' rights generally from time to time in effect and general equitable principles, or (ii) as to contracts that have expired or terminated according to their respective terms, or (iii) where the failure of any such contract to be in full force and effect would not have a material adverse effect on the Condition of the Company. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to a Material Contract, is in default under, and no condition exists that with notice or lapse of time, or both, would constitute a default under any Material Contract, in each case other than defaults that individually or in the aggregate would not have a material adverse effect on the Condition of the Company. The Company has no Knowledge of any threatened cancellation or termination of any Material Contract.

         6.26 BUSINESS MODEL AND CASH FLOW FORECAST. Prior to the date hereof, the Company delivered to the Fund the Z-Tel Technologies, Inc. Consolidated Business Model 2004 Business Plan (the "BUSINESS MODEL") and the Z-Tel 2004 Consolidated Cash Balance forecast, (the "FORECAST") copies of each of which are set forth as SCHEDULE 6.26. The assumptions used in preparation of the Business Model and Forecast were reasonable when made and continue to be reasonable as of the Initial Closing Date. The Business Model and Forecast have been prepared in good faith. The Fund acknowledges that the Business Model and Forecast contain assumptions about future events and that actual results during the period or periods covered may differ from the data and results contained in such Business Model and Forecast and such differences may be material and adverse to the Company.

         6.27     NO UNDISCLOSED FINANCIAL LIABILITIES. Except as set forth on
SCHEDULE 6.27, the Company and its Subsidiaries, after giving effect to the transactions contemplated hereby, will not have any material direct or indirect indebtedness, liability (including, without limitation, product liability or warranty claim), obligation, whether known or unknown, fixed or unfixed, contingent or otherwise, and whether or not of a kind required by GAAP to be set forth on a financial statement, other than (a) liabilities fully and adequately reflected on the 2004 Interim Financials, (b) liabilities incurred since March 31, 2004 in the ordinary course of business, (c) liabilities incurred pursuant to this Agreement and (d) liabilities which individually or in the aggregate would not have a material adverse effect on the Condition of the Company.

         6.28     INTELLECTUAL PROPERTY.

                  (a)      (i)      The Company is the owner of all, or has the
license or right to use, sell and license all of, the Copyrights, Patents, Trade Secrets, Trademarks, Internet Assets, Software and other proprietary rights (collectively, "INTELLECTUAL PROPERTY") that are used in connection with its business as presently conducted or contemplated in the Business Plan, free and clear of all Liens, except as would have not have a material adverse effect on the Condition of the Company.

                           (ii)     Except as set forth on SCHEDULE 6.28, no
action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the Company, threatened in writing, which challenges the validity, enforceability, use or ownership of the Intellectual Property.

                           (iii)    The Company has substantially performed all
obligations imposed upon it under any Intellectual Property licenses, and is not, nor to the Knowledge of the Company is any other party thereto, in breach of or default thereunder in any respect, nor is there any event which with notice or lapse of time or both would constitute a default thereunder. All of the Intellectual Property licenses are enforceable and in full force and effect, and will continue to be so on identical terms immediately following each Closing except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                  (b) To the Knowledge of the Company, no Person is infringing upon or otherwise violating any Trademarks of the Company and no Person is violating any other Intellectual Property rights of the Company, except in each case as would not in the aggregate be reasonably expected to have a material adverse effect on the Condition of the Company.

                  (c) No former employer of any employee of the Company currently is asserting a claim against the Company that such employee is utilizing Intellectual Property of such former employer.

                  (d) The Company is not a party to or bound by any license or other agreement requiring the payment by the Company of any royalty payment, excluding such agreements relating to software licensed for use solely on the computers of the Company.

                  (e) To the Knowledge of the Company, no employee of the Company is in violation of any term of any employment agreement, patent or invention disclosure agreement or other contract or agreement relating to the relationship of such employee with the Company except where such violation would not have a material adverse effect on the Condition of the Company. To the Knowledge of the Company, no employee of the Company is in violation of any term of any employment agreement, patent or invention disclosure agreement or other contract or agreement relating to the relationship of such employee with any prior employer.

                  (f) To the Knowledge of the Company, none of the Trade Secrets of the Company, wherever located, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed to any Person other than employees, representatives and agents of the Company, except as required pursuant to the filing of a patent application by the Company or pursuant to a non-disclosure agreement.

                  (g) Except on SCHEDULE 6.28, it is not necessary for the Company's business to use any Intellectual Property owned by any director, officer, employee or consultant of the Company (or persons the Company presently intends to hire).

                  (h) All present employees of the Company who have access to material confidential information of the Company have executed and delivered confidentiality agreements with the Company, and are obligated under the terms thereof to protect all confidential information received during the course of employment for a period of five years after such information is received.

         6.29 ERISA. Neither the Company nor any of its Subsidiaries has violated any provisions of ERISA, or the rules and regulations promulgated thereunder, except for such violations which would not, individually or in the aggregate, have a material adverse effect on the Condition of the Company. If any plan subject to ERISA is adopted, the execution and delivery of this Agreement or any Transaction Document will not involve any non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

         6.30     LABOR RELATIONS. Except to the extent set forth in SCHEDULE
6.30 (a) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, (b) the Company and each of its Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including but not limited to, the Workers Adjustment and Retraining Notification Act, and neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice, (c) there is no unfair labor practice complaint against the Company or any of its

Subsidiaries or pending before the National Labor Relations Board, (d) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Company's Knowledge, threatened against or affecting the Company or any of its Subsidiaries, (e) with respect to the Company or any of its Subsidiaries, no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or exists and, to the Company's Knowledge, no claim therefor is threatened, and (f) neither the Company nor any of its Subsidiaries has experienced any work stoppage or other labor difficulty since inception; except in the case of clauses (b), (c), (d), (e) and (f) as would not have a material adverse effect on the Condition of the Company.

         6.31 USURY LAWS. The terms of the Note do not violate any applicable usury laws.

         6.32 EBITDA IMPROVEMENTS. The Company has taken all actions necessary to accomplish the measures set forth on SCHEDULE 6.32 (the "EBITDA ENHANCEMENT MEASURES"). Management of the Company reasonably believes that the accomplishment of the EBITDA Enhancement Measures will cause EBITDA to increase at the estimated rate and at the times set forth on SCHEDULE 6.32 to a level above what EBITDA would have been at such time had such EBITDA Enhancement Measures not been accomplished.

         6.33 ADDITIONAL EBITDA IMPROVEMENTS. All necessary actions have been taken to implement the measures (in addition to the EBITDA Enhancement Measures) set forth on SCHEDULE 6.33 (the "ADDITIONAL EBITDA ENHANCEMENT MEASURES"). Management reasonably believes that the financial consequences of the Additional EBITDA Enhancement Measures totals no less than $1,250,000 per month of expected EBITDA.

         6.34 OUTSTANDING BORROWINGS. SCHEDULE 6.34 sets forth (i) the amount of all Indebtedness for money borrowed (other than the Note), (ii) the Liens that relate to such Indebtedness for money borrowed and that encumber the assets of the Company or any of its Subsidiaries and (iii) the name of each lender thereof.

                                   ARTICLE 7

                               REPRESENTATIONS AND
                             WARRANTIES OF THE FUND

         The Fund represents and warrants to the Company as follows:

         7.1      EXISTENCE AND POWER.  The Fund:

                  (a) is duly organized and validly existing under the laws of the State of Delaware; and

                  (b) has full power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged.

         7.2 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Fund of this Agreement, the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, including without limitation the acquisition of the Note:

                  (a) is within the Fund's power and authority and has been duly authorized by all necessary action;

                  (b) does not contravene the terms of the governing documents of the Fund, or any amendment thereof;

                  (c) will not violate, conflict with or result in any breach or contravention of or the creation of any Lien under, any Contractual Obligation of the Fund, or any order or decree directly relating to the Fund, and

                  (d) does not require approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person.

         7.3 BINDING EFFECT. This Agreement and each Transaction Document to which the Fund is a party has been duly executed and delivered by the Fund, constitute the legal, valid and binding obligation of the Fund enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

         7.4 NO LEGAL BAR. The execution, delivery and performance of this Agreement and the Transaction Documents will not violate any Requirement of Law or any Contractual Obligation of the Fund.

         7.5 PURCHASE FOR OWN ACCOUNT. The Note to be acquired by the Fund pursuant to this Agreement is being acquired for the Fund's own account for investment purposes and with no view toward any "distribution" thereof within the meaning of the Securities Act, without prejudice, however, to the rights of the Fund at all times to sell or otherwise dispose of all or any part of the Note under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of the Fund's property being at all times within their control. If the Fund should in the future decide to dispose of the Note, the Fund understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. If the Fund should decide to dispose of the Note, the Fund, if requested by the Company, will have the obligation in connection with such disposition, at the Fund's expense, of delivering to the Company an opinion of counsel of recognized standing in securities law, to the effect that the proposed disposition of the Note would not be in violation of the Securities Act or any applicable state securities laws and, assuming such opinion is required and is otherwise appropriate in form and substance under the circumstances, the Company will accept, and will recommend to any applicable transfer agent or trustee for any such securities that it accept, such opinion. The Fund agrees to the imprinting, so long as required by law, of a legend on the Note to the following effect:

     "THIS NOTE HAS NOT BEEN REGISTERED, QUALIFIED, APPROVED OR DISAPPROVED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS AND NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER FEDERAL OR STATE REGULATORY AUTHORITY HAS PASSED ON OR ENDORSED THE MERITS OF THIS NOTE."

         7.6 BROKER'S, FINDER'S OR SIMILAR FEES. There are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Fund or any action taken by the Fund.

         7.7 INVESTMENT KNOWLEDGE. The Fund has sufficient knowledge and experience in financial and business matters and the business in which the Company is engaged so as to be capable of evaluating the merits and risks of making the Loans and accepting in the Note, and is able to bear the economic risk of the loss of its making the Loans. The Fund is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act.

                                   ARTICLE 8

                                 INDEMNIFICATION

         8.1 INDEMNIFICATION BY THE COMPANY. In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless the Fund and their Affiliates (including, without limitation, Brown Brothers Harriman & Co.) and their respective officers, directors, agents, employees, subsidiaries, partners and controlling persons (each, an "INDEMNIFIED PARTY") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel, but excluding consequential damages) or other liabilities ("LIABILITIES") resulting from any breach of any covenant, agreement, representation or warranty of the Company or any of its Subsidiaries in this Agreement, any Transaction Document, any certificate delivered in connection hereto or thereto or any Borrowing Request or any legal, administrative or other actions (including actions brought by the Company or any equity holders of the Company or derivative actions brought by any Person claiming through the Company or in the Company's name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of this Agreement, the Transaction Documents, the transactions contemplated hereby or thereby, or any indemnified person's role therein or in the transactions contemplated hereby or thereby; PROVIDED, HOWEVER, that the Company shall not be liable under this Section 8.1: (a) for any amount paid in settlement of claims without the Company's consent (which consent shall not be unreasonably withheld), (b) with respect to Liabilities arising solely out of actions brought by the partners or members of the Fund against an Indemnified Party or by one Indemnified Party against another, (c) to the extent that it is finally judicially determined that such Liabilities resulted primarily from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Party or (ii) a breach of the Fund's representations in Article 7 or any breach of the Fund's obligations under this Agreement or the Fund Registration Rights Agreement, or (d) any Liabilities arising solely from the transfer of the Note by the Fund to any Person; PROVIDED, FURTHER, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such indemnified liability which shall be permissible under applicable laws. In connection with the obligation of the Company to indemnify for expenses as set forth above, the Company further agrees to reimburse each Indemnified Party for all such expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such Indemnified Party; PROVIDED, HOWEVER, that if an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the willful misconduct, bad faith or gross negligence of such Indemnified Party. The maximum aggregate amount the Company shall be required to pay the Fund under this Section 8.1 with respect to Liabilities resulting from any breach of any covenant, agreement, representation or warranty of the Company in this Agreement shall not exceed the Maximum Loan Amount.

         8.2 NOTIFICATION. Each Indemnified Party under this Article 8 will, promptly after the receipt of notice of the commencement of any action or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Company under this Article 8, notify the Company in writing of the commencement thereof. The omission of any Indemnified Party so to notify the Company of any such action shall not relieve the Company from any liability which it may have to such Indemnified Party (i) other than pursuant to this Article 8 or (ii) under this Article 8 unless, and only to the extent that, such omission results in the Company's forfeiture of substantive rights or defenses. In case any such action or other proceeding shall be brought against any Indemnified Party and it shall promptly notify the Company of the commencement thereof, the Company shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party; PROVIDED, HOWEVER, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action or proceeding in which both the Company and an Indemnified Party is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the Company's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, (a) there are or may be legal defenses available to such Indemnified Party or to other indemnified parties that are different from or additional to those available to the Company or (b) any conflict or potential conflict exists between the Company and such Indemnified Party that would make such separate representation advisable; PROVIDED, HOWEVER, that in no event shall the Company be required to pay unreasonable fees or expenses or fees and expenses under this Article 8 for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. The Company agrees that the Company will not, without the prior written consent of the Fund, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Fund and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. The rights accorded to indemnified parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

                                   ARTICLE 9

                              AFFIRMATIVE COVENANTS

         The Company hereby covenants and agrees with the Fund, any Affiliate of the Fund, and with any other Holder.

         9.1 ADDITIONAL PARTIES TO SUBSIDIARIES' GUARANTEES. For so long as any Indebtedness under this Note shall remain outstanding, the Company shall cause any Subsidiary formed after the Initial Closing Date to become a party to the Subsidiaries' Guarantee.

                                   ARTICLE 10

                                  MISCELLANEOUS

         10.1 SURVIVAL OF PROVISIONS. All warranties, representations and covenants made by the Company in or under this Agreement shall be considered to have been relied upon by the Fund and shall survive the execution and delivery of this Agreement and the issuance to the Fund of the Note, regardless of any investigation made by the Fund or on their behalf. All warranties, representations and covenants made by the Fund or on their behalf shall survive the execution and delivery of this Agreement and the issuance to the Fund of the Note. All of the representations and warranties made herein and each of the provisions of Articles 8, 9 and 10 shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Fund or any Affiliate, acceptance of the Note, the making of any Loan, payment or prepayment of the Note upon redemption or otherwise, or termination of this Agreement.

         10.2 NOTICES. All notices, demands and other communications provided for or permitted hereunder (including, without limitation, any Borrowing Request; PROVIDED, HOWEVER, that the Company shall not be required to send a copy of any Borrowing Request to any Person other than the Fund) shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile, courier service or personal delivery:

                 (a)       if to the Fund at the following address:

                           The 1818 Fund III, L.P.
                           c/o Brown Brothers Harriman & Co.
                           140 Broadway
                           New York, New York 10005
                           Facsimile:  (212) 493-8429
                           Attention:  Lawrence C. Tucker
                  with a copy to:

                         Paul, Weiss, Rifkind, Wharton & Garrison LLP
                         1285 Avenue of the Americas
                         New York, New York 10019-6064
                         Facsimile:  (212) 757-3990
                         Attention:  Marilyn Sobel, Esq.

                 (b)     if to the Company at the following address:

                         Z-Tel Technologies, Inc.
                         6091 South Harbour Island Boulevard
                         Suite 220
                         Tampa, Florida 33602
                         Facsimile:  (813) 233-4623
                         Attention:  Andrew Graham, Esq.

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if sent by facsimile.

         10.3 CONFIDENTIALITY. The Fund agrees to use commercially reasonable efforts (equivalent to the efforts the Fund applies to maintain the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to it by the Company and designated as confidential for a period of three (3) years following receipt thereof, except that the Fund may disclose such information (a) to Persons employed or engaged by the Fund, so long as such Person is required to keep such confidential information confidential; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 10.3 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by the Fund to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Fund's counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Transaction Documents or in connection with any litigation or other proceeding to which the Fund is a party; or (f) that ceases to be confidential through no fault of the Fund.

         10.4 SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. The Fund may assign any of its rights under this Agreement only to any of its Affiliates; PROVIDED, that any such Affiliate (including any limited partner) agrees to be bound by the provisions in this Agreement. The Company may not assign any of its rights under this Agreement without the written consent of the Fund. Except as provided in Article 8, no Person other than the parties hereto is intended to be a beneficiary of this Agreement or the Transaction Documents. Nothing in this Section 10.4 shall prohibit the Fund from transferring the Note to any Person.

         10.5 AMENDMENT AND WAIVER. No failure or delay on the part of the Company or the Fund in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Fund at law, in equity or otherwise. Any amendment, supplement, modification or termination of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given and shall be effective only when signed in writing by the Fund (if prior to the Initial Closing or with respect to any Additional Loan by the Fund) or by or on behalf of holders representing at least 75% of the aggregate principal amount of the Note then outstanding (if after the Initial Closing and not with respect to any Additional Loan by the Fund). Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

         10.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         10.7 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         10.8 DETERMINATIONS. Except where any provision expressly requires that a determination be reasonable or a consent not be unreasonably withheld, or be subject to qualifications to similar effect, all determinations to be made by the Company, the Fund or any Holder hereunder in its opinion or judgment or with its approval or otherwise shall be made by it in its sole discretion.

         10.9 GOVERNING LAW. This Agreement has been negotiated, executed and delivered in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of choice of laws or conflicts of laws that would cause the application of the laws of any other jurisdiction.

         10.10 JURISDICTION. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement, the Transaction Documents or any agreements or transactions contemplated hereby or thereby shall be brought only in the courts of the State of New York located in New York City or of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 10.2, such service to become effective 10 days after such mailing.

         10.11 WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION BASED UPON, OR ARISING OUT OF THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         10.12 SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

         10.13 RULES OF CONSTRUCTION. Unless the context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

         10.14 REMEDIES. If a breach of this Agreement or any Transaction Document by the Company or any of its Subsidiaries occurs and is continuing, any Holder may pursue any available remedy by proceeding at law or in equity to enforce the performance (including, without limitation, the specific performance) of any provision of this Agreement or any Transaction Document. Except as otherwise provided by law, a delay or omission by any Holder in exercising any right or remedy accruing upon any such breach shall not impair the right or remedy or constitute a waiver of or acquiescence in any such breach. No remedy is exclusive of any other remedy. All available remedies are cumulative.

         10.15 ENTIRE AGREEMENT. This Agreement, together with the exhibits hereto, the Company Disclosure Letter and the Transaction Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits hereto, the Company Disclosure Letter and the Transaction Documents, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         10.16 ATTORNEYS' FEES. In any action or proceeding brought to enforce any provision of this Agreement (including, without limitation, the representations and warranties of the Fund), the Transaction Documents or any other document or instrument contemplated hereby or thereby, or where any provision hereof or thereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees, charges and disbursements in addition to any other available remedy.

         10.17 PUBLICITY. Except as may be required by applicable law or exchange rules, neither party hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, without reasonable prior approval by the other party hereto. If any announcement is required by law or exchange rules to be made by either party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other party and shall give the other party an opportunity to comment thereon.

         10.18 EXPENSES. The Company acknowledges and agrees that whether or not the transactions contemplated hereby are consummated, the Company shall reimburse the Fund for (i) all reasonable consulting and legal fees and expenses and other charges of the Fund in connection with the negotiation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including, without limitation, all reasonable fees, disbursements and related charges of PWRW&G) and (ii) reasonable out-of pocket expenses for attendance at meetings of the Board of Directors of the Company by the Fund's Directors and any representative. The Company agrees that it will make such reimbursements as such fees and expenses are incurred, upon request from the Fund.

         10.19 NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the Transaction Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the Transaction Documents.

                        [SIGNATURES FOLLOW ON NEXT PAGE.]

Signature page to Standby Credit Facility Agreement

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives hereunto duly authorized as of the date first above written.


                                      Z-TEL TECHNOLOGIES, INC.


                                      By:  /s/ Russell A. Pennington
                                           -------------------------------
                                           Name:  Russell A. Pennington
                                           Title: Assistant Treasurer


                                      THE 1818 FUND III, L.P.

                                      By:  Brown Brothers Harriman & Co.,
                                           General Partner


                                      By:  /s/ Lawrence C. Tucker
                                           -------------------------------
                                           Name: Lawrence C. Tucker
                                           Title: Partner